UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
LEAFLY HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of
2022 Annual Meeting
of Stockholders and
Proxy Statement
ANNUAL MEETING
Wednesday, July 13, 2022
9:00 a.m. Pacific Time
Online Meeting Only – No Physical Meeting Location
LEAFLY HOLDINGS, INC.
111 South Jackson Street, Suite 531
Seattle, Washington 98104

Dear Stockholder:
On behalf of our Board of Directors, I cordially invite you to participate in the 2022 Annual Meeting of stockholders (the “Annual Meeting”) of Leafly Holdings, Inc. (“Leafly” or the “Company”), to be held on July 13, 2022, at 9:00 a.m. Pacific Time.
We will hold our Annual Meeting in a virtual only format, which will be conducted via a live webcast. You will be able to participate in the Annual Meeting, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/LFLY2022 and using the control number which appears on your Notice of Internet Availability of Proxy Materials. Stockholders will have an equal opportunity to participate in the Annual Meeting online regardless of their geographic location.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting and the procedures for participating, submitting questions and voting at the virtual meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by phone or by mail.
On behalf of the Company’s Board of Directors, we would like to express our appreciation for your continued support of and interest in Leafly.
Sincerely,

/s/ Yoko Miyashita

Yoko Miyashita,
Chief Executive Officer

LEAFLY HOLDINGS, INC.
111 South Jackson Street, Suite 531
Seattle, Washington 98104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 13, 2022
NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Leafly Holdings, Inc., a Delaware corporation (“Leafly” or the “Company”), will be held virtually, via a live webcast by visiting www.virtualshareholdermeeting.com/LFLY2022, at 9:00 a.m. Pacific Time, on July 13, 2022 (the “Annual Meeting”). Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate in the Annual Meeting as they would at an in-person meeting.
To enter the Annual Meeting, you will need the control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the voting instructions that accompanied your proxy materials. The Company recommends that you log in at least 15 minutes before the start of the Annual Meeting to ensure you are logged in when the meeting begins. Please note that you will not be able to attend the Annual Meeting in person.
At the Annual Meeting, stockholders will be asked to:
1.Elect two directors to serve as Class I directors for a term of three years, until the annual meeting of stockholders to be held in 2025; and

2.    Ratify the appointment by the Company’s Audit Committee of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

such other business as may properly come before the Annual Meeting.

Our board of directors (the “Board”) has fixed the close of business on May 16, 2022 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record on the Record Date will be entitled to receive notice of, and to vote at, the Annual Meeting. A list of the names of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for 10 days before the Annual Meeting for any purpose germane to the Annual Meeting. Such list will also be available during the virtual Annual Meeting for examination by any stockholder at www.virtualshareholdermeeting.com/LFLY2022. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying Proxy Statement. In addition, financial and other information about the Company is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (as amended, the “Annual Report”), as filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022 and as amended on May 2, 2022 and Amendment No. 1 to our Current Report on Form 8-K reporting 2021 financial information for Leafly Holdings, Inc. (now known as Leafly, LLC and a wholly owned subsidiary of the Company), as filed with the SEC on March 31, 2022 (the “Legacy Leafly 8-K”).
We have elected to distribute our proxy materials over the Internet as permitted under the rules of the SEC, rather than mailing paper copies of those materials to each stockholder, which will decrease our printing and distribution costs and allow for convenient access to and delivery of materials in an easily searchable format. If you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We will mail the Notice of Internet Availability of Proxy Materials to our stockholders on or about June 1, 2022, and provide access to our proxy materials over the internet on or before that date, to the holders of record of our common stock as of the close of business on the record date.
YOUR VOTE IS VERY IMPORTANT TO US. Whether or not you plan to virtually attend the Annual Meeting, we strongly encourage you to vote by Internet, by phone or by signing, dating and returning your proxy card (if you request a paper copy) at your earliest convenience. Sending in your proxy card will not prevent you from voting your shares at the Annual Meeting, if you desire to do so.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE VIRTUAL ANNUAL MEETING TO BE HELD ON JULY 13, 2022. Our proxy materials, including the Proxy Statement, Annual Report to stockholders and Legacy Leafly 8-K, are available at the following websites: https://investor.leafly.com/ and www.virtualshareholdermeeting.com/LFLY2022.
By Order of the Board,
/s/ Kimberly Boler
Kimberly Boler
General Counsel and Secretary

LEAFLY HOLDINGS, INC.
111 South Jackson Street, Suite 531
Seattle, Washington 98104
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
JULY 13, 2022
INFORMATION ABOUT THE ANNUAL MEETING

Explanatory Note
On February 4, 2022, Leafly Holdings, Inc. (“Leafly” or the “Company”), a Delaware corporation (formerly named Merida Merger Corp. I (“Merida”)), consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated as of August 9, 2021 and amended on September 8, 2021 and as further amended on January 11, 2022 (the “Merger Agreement”), by and among the Company, Merida Merger Sub, Inc. (“Merger Sub I”), Merida Merger Sub II, LLC (“Merger Sub II”) and Leafly Holdings, Inc., a Washington corporation (“Legacy Leafly”). The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”
In connection with the closing of the Business Combination, Merger Sub I merged with and into Legacy Leafly (the “Initial Merger”), with Legacy Leafly being the surviving entity of the Initial Merger and Legacy Leafly’s shareholders receiving shares of common stock, par value $0.0001 per share, of Merida, in exchange for their equity securities of Legacy Leafly. Immediately following the Initial Merger and as part of the same overall transaction as the Initial Merger, Legacy Leafly merged with and into Merger Sub II (the “Final Merger”), with Merger Sub II being the surviving entity of the Final Merger. In connection with the closing, the Company changed its name from “Merida Merger Corp. I” to “Leafly Holdings, Inc.,” and Legacy Leafly became a wholly owned subsidiary of the Company and was renamed Leafly, LLC, with the securityholders of Legacy Leafly becoming securityholders of the Company. Unless the context otherwise requires, references to “the Company,” “we,” “us” and “our” refer to Leafly Holdings, Inc. prior to the closing of the Business Combination and to the post-combination company and its consolidated subsidiaries following the Business Combination, and “Merida” refers to the business of Merida Merger Corp I prior to the Business Combination.
Purpose, Date, and Time
This proxy statement (the “Proxy Statement”) is provided in connection with the solicitation of proxies by and on behalf of the board of directors of Leafly (the “Board”) for use at the 2022 annual meeting of stockholders to be held virtually on Wednesday, July 13, 2022, at 9:00 a.m. Pacific Time at the following virtual meeting link www.virtualshareholdermeeting.com/LFLY2022 and any adjournments or postponements thereof (the “Annual Meeting”). The mailing address of our principal executive offices is 111 S Jackson Street, Suite 531, Seattle, WA 98104. This Proxy Statement will be made available on or about June 1, 2022 to holders of record of our common stock, par value $0.0001 per share (“Common Stock”), as of the close of business on May 16, 2022 (the “Record Date”).
Access to Proxy Materials
We are providing access to our proxy materials over the Internet rather than mailing paper copies of those materials to each stockholder. On or about June 1, 2022, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders entitled to vote at the Annual Meeting.
The Notice will inform you how to:
•View the proxy materials for the Annual Meeting, including this Proxy Statement, the Company’s annual report to stockholders for the fiscal year ended December 31, 2021 (as amended, the “Annual Report”) as filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022 and as amended on May 2, 2022 and Amendment No. 1 to the Company’s Current Report on Form 8-K reporting 2021 financial information for Legacy Leafly, as filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022 (the “Legacy Leafly 8-K”), on the Internet;
•Vote your shares of Common Stock; and
•Instruct us to send proxy materials to you by mail or email (should you choose to do so).
Virtual Stockholder Meeting
We will hold our Annual Meeting in a virtual only format, which will be conducted via a live webcast. Stockholders will have an equal opportunity to participate in the Annual Meeting online regardless of their geographic location. We designed the format of our Annual Meeting to ensure that our stockholders who participate in the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. Our directors will also participate in the virtual Annual Meeting.
Virtual Nature of the Annual Meeting
The Annual Meeting will be held “virtually” through a live audio webcast on Wednesday, July 13, 2022, at 9:00 a.m. Pacific Time. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.
Access to the Audio Webcast of the Annual Meeting
The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific Time. Online access to the audio webcast will open approximately fifteen minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to its start time. A replay of the webcast will be made publicly available 24 hours after the Annual Meeting at www.virtualshareholdermeeting.com/LFLY2022.
Log in Instructions
To participate in the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/LFLY2022. Stockholders will need their unique 16-digit control number which appears on the Notice Regarding the Availability of Proxy Materials, the proxy card or the voting instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the Annual Meeting.
Submitting questions at the virtual Annual Meeting
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer all questions submitted during the Annual Meeting that are pertinent to the Company and the meeting matters, as time permits. If you wish to submit a question during the Annual Meeting, visit www.virtualshareholdermeeting.com/LFLY2022, type your question into the “Ask a Question” field, and click “Submit.” Answers to any such questions that are not addressed during the Annual Meeting will be published following the meeting on the Company’s website at https://investor.leafly.com/ under the link “Governance.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.
Technical Assistance
Beginning fifteen minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.
Voting shares prior to and at the virtual Annual Meeting
Stockholders may vote their shares at www.proxyvote.com prior to the virtual Annual Meeting or at www.virtualshareholdermeeting.com/LFLY2022 during the virtual Annual Meeting.
Proposals to be voted on at the Annual Meeting
Leafly stockholders are being asked to vote on the following proposals at the Annual Meeting:
1.Elect two directors to serve as Class I directors for a term of three years, until the annual meeting of stockholders to be held in 2025; and
2.Ratify the appointment by the Company’s Audit Committee of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
3.such other business as may properly come before the Annual Meeting.
Recommendation of the Board of Leafly
The Board unanimously recommends that Leafly’s stockholders vote “FOR” each nominee with respect to Proposal No. 1 and “FOR” Proposal No. 2.

Record Date; Outstanding Shares; Shares Entitled to Vote
The Board has fixed the close of business on May 16, 2022 as the record date (the “Record Date”) for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 42,977,346 shares of Common Stock outstanding and entitled to vote.
Holders of record of Common Stock on the Record Date will be entitled to one vote per share on any matter that may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.
A list of the names of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at www.virtualshareholdermeeting.com/LFLY2022.
Quorum and Vote Required
The presence, in person or by duly executed proxy, of stockholders representing a majority of the voting power of all outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Shares are considered present “in person” if the holder of those shares attends the meeting using their unique 16-digit control number or by proxy if you properly voted by proxy in advance of the meeting. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.
With respect to Proposal 1 (Election of Directors), each director must be elected by the affirmative vote of a plurality of the votes cast with respect to such director nominee by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote for the election of directors, provided a quorum is present. Accordingly, the two director nominees receiving the highest number of “FOR” votes will be elected. With respect to Proposal 1, you may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees. If you “WITHHOLD” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such director nominees. Broker non-votes will have no effect on the election of the director nominees.
Approval of Proposal 2 (Ratification of Appointment of Independent Auditor) and such other matters as may properly come before the Annual Meeting will require the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter at the Annual Meeting, provided a quorum is present. A majority of the votes cast means that the number of votes cast “FOR” a proposal exceeds the number of votes cast “AGAINST” that proposal. With respect to Proposal 2 and such other matters as may properly come before the Annual Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on each proposal. If you “ABSTAIN” from voting with respect to a proposal, your vote will have no effect on such proposal. As described below, there will not be broker non-votes with respect to Proposal 2.
Voting; Proxies; Revocation
Shares of our Common Stock represented at the Annual Meeting by properly executed proxies received prior to the Annual Meeting, and not revoked prior to or at the Annual Meeting, will be voted at the Annual Meeting, and at any adjournments, continuations or postponements of the Annual Meeting, in accordance with the instructions on the proxies.
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:
•You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the proxy card when you vote. Your vote must be received by 11:59 p.m. Eastern Daylight Time on July 12, 2022 to be counted.
•You may vote by telephone. To vote by telephone, dial 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Time on July 12, 2022 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.
•You may vote by mail. To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the proxy card and return it promptly by mail in the envelope provided so that it is received no later than July 12, 2022. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail.
•You may vote at the Annual Meeting. To vote at the meeting, follow the instructions at www.virtualshareholdermeeting.com/LFLY2022 (have your Notice or proxy card in hand when you visit the website).
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a duly executed proxy, but you do not provide voting instructions, your shares will be voted:
•FOR the election of each of the director nominees named in Proposal No. 1;
•FOR Proposal No. 2, the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•In the discretion of the proxy holders regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors) is a non-routine matter, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposal No. 1, which would result in a “broker non-vote,” but may, in its discretion, vote your shares with respect to Proposal No. 2.
A record holder who executes a proxy may revoke it before or at the Annual Meeting by: (i) entering a new vote by Internet or telephone; (ii) attending the Annual Meeting and voting at that time; (iii) duly executing, dating and delivering a new proxy card with a later date; or (iv) delivering to our General Counsel a written notice of revocation of a previously delivered proxy, with such notice dated after the previously delivered proxy. Attending the Annual Meeting will not, in and of itself, constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to Leafly Holdings, Inc., 111 South Jackson Street, Suite 531, Seattle, Washington 98104 Attention: Kimberly Boler, General Counsel or via email to kimberly.boler@leafly.com. If your shares of Common Stock are held in a brokerage account, you must follow your broker’s instructions to revoke a proxy.
Abstentions and Broker Non-Votes
Broker non-votes occur when a nominee holding shares of voting securities for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions, withheld votes, and broker non-votes are included in determining whether a quorum is present but are not deemed a vote cast “FOR” or “AGAINST” a given proposal, and therefore, are not included in the tabulation of the voting results. As such, abstentions, withheld votes and broker non-votes do not affect the voting results with respect to Proposal No. 1 (Election of Directors), Proposal No. 2 (Ratification of Appointment of Independent Auditor) or any other items requiring the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.
Proxy Solicitation Costs
We are soliciting proxies for the Annual Meeting from our stockholders. We will bear the expense of soliciting proxies and have hired Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to assist in the proxy solicitation process. We will pay Morrow Sodali a fee of $8,500, plus expenses. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding Common Stock for the benefit of others so that such brokerage houses, fiduciaries and custodians may forward the solicitation materials to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees of the Company. No additional compensation will be paid to our directors, officers or other regular employees for these services.
Business; Adjournments
We do not expect that any matter other than the proposals presented in this Proxy Statement will be brought before the Annual Meeting. However, if other matters are properly presented at the Annual Meeting or in the event of any adjournments or postponements of the Annual Meeting, then the proxy holders will vote in their discretion with respect to those matters.
If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned by the chairman of the meeting from time to time, until a quorum is present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

Stockholders of Record; Beneficial Owners
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with Continental Stock Transfer & Trust Company, our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters.
Inspector of Elections
Broadridge tabulates the votes and a Representatives of Broadridge Financial Solutions, Inc. will serve as the independent inspector of election
Receipt of More Than One Set of Voting Materials
Stockholders may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.
Householding of Proxy Materials
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our Annual Report to stockholders and this Proxy Statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:
Leafly Holdings, Inc.
Attention: Kimberly Boler, General Counsel
Leafly Holdings, Inc., 111 South Jackson Street, Suite 531, Seattle, Washington 98104
Email: kimberly.boler@leafly.com
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.
Reporting of Voting Results
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that will be filed within four business days of the Annual Meeting. If final voting results are not available to us at that time, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

PROPOSAL NO. 1 — ELECTION OF CLASS I DIRECTORS
As of May 31, 2022, our Board was composed of six members, classified into three classes and with standing Board committee composition as set forth in the table below.

Name	Current Term Expires	Age	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Class I
Yoko Miyashita	2022	47
Alan Pickerill	2022	55	**	*
Class II
Blaise Judja-Sato	2023	57	*	**
Peter Lee††	2023	45		*	*
Class III
Michael Blue †	2024	44			*
Cassandra Chandler	2024	64	*		**
†    Board Chair
††    Lead Independent Director
*    Committee Member
**    Committee Chair
The terms of office of the Class I directors, Yoko Miyashita and Alan Pickerill, will expire at the Annual Meeting. Upon the recommendation of our Nominating and Corporate Governance Committee, the Board has approved the nomination of the Class I directors, Yoko Miyashita and Alan Pickerill, for election at the Annual Meeting, each to serve for a term of three years expiring at our 2025 annual meeting of stockholders (or until such time as their respective successors are elected and qualified). Each nominee is currently a director of the Company and has consented to serve as a director, if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies cast for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board.
There are no family relationships between any of our directors, nominees, or executive officers. There also are no arrangements or understandings between any director, nominee, or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

Vote Required for Approval
Nominees for election to the Board shall be elected by a plurality of the votes cast with respect to such director by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote for the election of directors, provided a quorum is present.

Recommendation of the Board of Leafly
LEAFLY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” ALL OF THE CLASS I DIRECTOR NOMINEES LISTED BELOW.

Nominees For Election at the Annual Meeting
Information regarding our director nominees, including their qualifications and principal occupations, as well as the key experience and qualifications that led the Board to conclude each nominee should serve as a director, is provided below.
Yoko Miyashita. Ms. Miyashita serves as the Chief Executive Officer of the Company, and as a member of the Company’s Board. Ms. Miyashita was appointed as the Chief Executive Officer of Legacy Leafly in August 2020 after serving as Legacy Leafly’s General Counsel since May 2019. Ms. Miyashita served as a director of Legacy Leafly from 2020 to 2022 and was appointed as a director of Leafly on February 4, 2022. Previously, Ms. Miyashita served in several roles, including as SVP and General Counsel, at Getty Images from July 2005 to April 2019. Prior to joining Getty Images, she practiced law with Perkins Coie LLP from November 2001 to June 2005 in Seattle, Washington. Ms. Miyashita has spent her career serving mission-driven companies navigating complex global legal and regulatory environments in order to bring meaningful and compelling products to market. She holds a J.D. from the University of Washington School of Law and a B.A. from the University of California, Berkeley.
We believe Ms. Miyashita’s long term vision for the Company and operational and historical expertise gained from serving as Leafly’s Chief Executive Officer qualifies her to serve as a director of the board of directors of the Company.
Alan Pickerill. Mr. Pickerill serves as a member of the Company’s Board and was appointed on February 4, 2022. Mr. Pickerill has served in a variety of finance and accounting roles over a 30+ year career, mainly for publicly traded technology companies. He is currently a board member and audit committee chair for Porch Group (Nasdaq: PRCH), a board member of Manson Construction and sits on the board of the YMCA of Greater Seattle. He is also an adjunct faculty member for the University of Washington Foster School EMBA program. Mr. Pickerill served as Expedia Group’s Executive Vice President, Chief Financial Officer and Treasurer from September 2017 to December 2019 and had been with the company since 2008. Mr. Pickerill oversaw Expedia Group’s accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax and global real estate teams. Previously, he served as Expedia Group’s Senior Vice President of Investor Relations and Treasurer. Mr. Pickerill began his career as an accountant for seven years at Deloitte and Touche before working at a variety of publicly traded technology and internet companies, including serving as Chief Financial Officer of INTERLINQ Software Corporation, as well as roles at Microsoft and Getty Images. Mr. Pickerill was licensed as a certified public accountant in Washington in 1991. Mr. Pickerill received a B.A. in Business and Accounting from the University of Washington’s Michael G. Foster School of Business.
We believe Mr. Pickerill’s business and financial expertise and experience make him well-qualified to serve as a member of our board of directors.
Continuing Directors
Michael Blue. Mr. Blue was appointed to the Board on February 4, 2022 and serves as the Chairman of the Board. Mr. Blue co-founded Privateer Holdings, a cannabis-focused private equity firm that founded a number of businesses (including Tilray, Inc. (Nasdaq: TLRY), Left Coast Ventures Inc. (NEO:GRAM.U), and Docklight Brands, Inc.) and acquired Legacy Leafly in 2011, which it owned until 2019, when it effected a capital restructuring and distributed its ownership in Legacy Leafly to Privateer Holdings’ shareholders. Mr. Blue served as Privateer Holdings’ CFO from 2011 until 2018, and as its Managing Partner from 2018 until its merger with Tilray, Inc. in 2019. He also served as the Treasurer at Leafly between 2011 and 2019, as a director of Legacy Leafly from 2011 until 2022, and was appointed as a director of Leafly on February 4, 2022. Mr. Blue also currently serves as Managing Partner at Ten Eleven Management LLC (dba Privateer Management), which provides consulting and management services to several cannabis businesses, including Leafly, from February 2019 through March 2021.
Prior to co-founding Privateer Holdings, Mr. Blue served in several senior roles in private equity, including as Principal at Herrington, Inc. from July 2007 to October 2011 and as Vice President of de Vissher & Company from July 2005 to July 2007. Mr. Blue received his MBA from Yale School of Management in 2005.
We believe Mr. Blue’s experience with Leafly and in private equity, investment banking, consulting, business development and operations and in the cannabis industry make him well qualified to serve as a member and Chairman of our board of directors.
Cassandra “Cassi” Chandler. Ms. Chandler serves as a member of the Board and was appointed on February 4, 2022. Ms. Chandler is President & CEO of Vigeo Alliance, which partners with businesses to grow emerging leaders, retain diverse talent and build an inclusive culture that thrives. Ms. Chandler also has served as an independent federal monitor with the New York Police Department since January 2017 and as an Adjunct Professor for Intelligence and Terrorism courses at Pace University’s Masters in Public Safety and Homeland Security Graduate Program since January 2019. Previously, Ms. Chandler was Senior Vice President for Business Operations at Bank of America from February 2015 to December 2017, where she was responsible for building an integrated framework to identify, evaluate and assess emerging regulatory risks and the operational effectiveness of enterprise coverage areas. She also served on its Global Diversity and Inclusion Advisory Board. Before joining the bank, Ms. Chandler spent nearly 24 years with the Federal Bureau of Investigation (“FBI”), where she directed white collar crimes, financial crimes, terrorism, cybercrimes investigations and foreign intelligence activities. She led the FBI’s training division, redesigned the FBI’s health care fraud and its criminal and domestic terrorism intelligence programs, and was appointed to the U.S. Senior Executive Service as the agency’s first Black female Special Agent Assistant Director and the FBI’s first female National Spokesperson and director of Public Affairs. Ms. Chandler has received awards such as the Senior Executive Service Presidential Rank Award of Meritorious Executive under President George W. Bush, the National Center for Women & Policing’s “Breaking the Glass Ceiling” award and the Norfolk NAACP Trailblazer Award. She served on the U.S. Marine Corps Red Team, which monitored the Corps’ assessment of expanding infantry officer roles to women and has served on many charitable and diversity boards. Ms. Chandler received her B.A. from Louisiana State University and her J.D. from Loyola University School of Law.

We believe Ms. Chandler’s law enforcement, business and inclusivity experience makes her well qualified to serve as a member of our board of directors.
Blaise Judja-Sato. Mr. Judja-Sato serves as a member of the Board and was appointed on February 4, 2022. Mr. Judja-Sato is passionate about using technology to address global challenges in creating opportunities. His professional global experience ranges from startups to large multinationals; from governments to non-governmental organizations; and from the United Nations to social ventures and philanthropic institutions. Mr. Judja-Sato has been serving on the Supervisory Board of Jumia Technology AG (NYSE: JMIA) since 2019 and is a member of the Risk and Audit, Nomination and Governance, and Compensation committees. He also has been serving on the global board of Grassroot Soccer, a global health non-profit, since July 2021. He is the founder of VillageReach, a nonprofit helping governments solve healthcare delivery challenges in low-resource communities; and the founder of the Resilience Trust, an organization dedicated to reimagining cardiovascular care in resource-challenged settings with a focus on Africa. He has previously held numerous senior leadership positions with global responsibilities, including Executive Director of the International Telecommunication Union; founder and President of the Nelson Mandela Foundation USA; co-head of global development initiatives at Google; director of international business development at Teledesic; regional managing director at AT&T; and senior consultant at Accenture. Mr. Judja-Sato earned an MBA from The Wharton School at the University of Pennsylvania, an M.S. in engineering from Telecom ParisTech, and a Master’s degree in mathematics from the University of Montpellier.
We believe Mr. Judja-Sato’s business and financial expertise and experience make him well-qualified to serve as a member of our board of directors.
Peter Lee. Mr. Lee serves as a member of the Board and was appointed on February 4, 2022. Mr. Lee served as Merida’s President since August 2019 and Merida’s Chief Financial Officer, Secretary and a member of Merida’s board of directors since September 2019. Mr. Lee has spent more than 20 years as an investment professional in both public markets and private equity. Since April 2018, Mr. Lee has been an independent investor and consultant for hedge funds. From 2011 to April 2018, he co-founded and was a Managing Partner at Sentinel Rock Capital, LLC, a long/short equity oriented hedge fund. Prior to this, from 2009 to 2011, he was an Analyst and a Partner at Spring Point Capital, a long/short equity oriented hedge fund. From 2007 to 2009, he was the sector head for financial services and retail industries at Blackstone Kailix, the long/short equity hedge fund business of The Blackstone Group. From 2005 to 2007, he was an analyst at Tiger Management evaluating public investments. Mr. Lee joined Tiger Management out of business school. Earlier, Mr. Lee focused on growth private equity investing in financial services and financial technology companies as a senior associate at J.H Whitney & Company from 2000 to 2002 and an associate at Capital Z Partners from 1999 to 2000. Mr. Lee began his career in 1997 as an analyst at Morgan Stanley Capital Partners, the private equity investment fund of Morgan Stanley. Mr. Lee received a B.S. in Business Administration from the University of California at Berkeley Haas School of Business and an MBA from Stanford Graduate School of Business.
We believe Mr. Lee is well-qualified to serve as a member of the board of directors due to his business experience, including his consulting experience and business contacts and relationships.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
Subject to stockholder ratification, the Audit Committee of the Company’s Board has appointed the firm of Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2022. Although ratification is not required by law, our Board believes that stockholders should be given the opportunity to express their view on the subject. While not binding on the Audit Committee, if the stockholders do not ratify this appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. A representative of Marcum is expected to participate in the Annual Meeting, and this representative will be provided with an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders, if any. Marcum has served as our independent registered public accounting firm since 2019, inclusive of serving as Merida’s independent registered public accounting firm prior to the Business Combination.

Vote Required for Approval
The affirmative vote of a majority of the votes cast by the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Marcum as the Company’s independent registered public accounting firm.
Recommendation of the Board of Leafly
LEAFLY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF MARCUM AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Fees Paid to Independent Registered Public Accounting Firm
Marcum was appointed as our independent registered public accounting firm in 2019, and Marcum also served as the independent registered public accounting firm of Merida prior to the consummation of the Business Combination. The fees of Marcum presented below are not representative of the fees to be billed by Marcum for Leafly as a public company but are presented solely to provide our stockholders with a basis to understand our historical relationship with Marcum.
The following table presents fees for professional services rendered by Marcum to us for the years ended December 31:

	2021	2020
Audit fees	$299,000	$235,000
Other fees	176,739	—
Total fees	$475,739	$235,000
The Other fees work performed in 2021 was related to registration statements.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent auditors and, pursuant to the Audit Committee charter, all auditor engagements must be approved in advance by the Audit Committee. For fiscal year 2021 because Legacy Leafly was not a public company and did not have an Audit Committee, the services provided to the Company by Marcum during fiscal year 2021 were approved by management.
CORPORATE GOVERNANCE AND BOARD MATTERS
In accordance with the bylaws of the Company, the Board is divided into three classes, each comprising as nearly as possible one-third of the directors and serving three-year terms with only one class of directors being elected in each year. Ms. Miyashita and Mr. Pickerill were assigned to Class I, Mr. Judja-Sato and Mr. Lee were assigned to Class II, and Mr. Blue and Ms. Chandler were assigned to Class III.

Director Independence
The rules of the Nasdaq Global Market (“Nasdaq”), require that a majority of the Company’s board of directors be independent. An “independent director” is generally defined under applicable Nasdaq rules as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Each of the directors other than Yoko Miyashita and Michael Blue qualifies as an independent director, as defined under the listing rules of Nasdaq, and the board of directors of the Company consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.
Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of Nasdaq. In addition, members of the Company’s Compensation Committee and Nominating and Corporate Governance Committee must satisfy the independence criteria set forth under the listing standards of Nasdaq.
The Board has determined that each of Mr. Lee, Ms. Chandler, Mr. Judja-Sato and Mr. Pickerill is an “independent director” under applicable SEC and Nasdaq rules for purposes of serving on the Board and each committee on which they serve, as applicable.
Director Diversity
    The Nominating and Corporate Governance Committee strives to create a demographically diverse Board of Directors that reflects a wide breadth of skills, qualifications and experience. The table below provides a summary of our board’s demographic diversity as of May 31, 2022.

Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4
Part II: Demographic Background
African American or Black	1	1
Alaskan Native or Native American
Asian	1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White		2
Two or more Races or Ethnicities		1
LGBTQ+
Did Not Disclose Demographic Background
Corporate Governance
We structured our corporate governance in a manner we believe will closely align our interests with those of our stockholders. Notable features of this corporate governance include:
•our Audit and Compensation Committees are comprised entirely of independent directors, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;
•a copy of our corporate governance guidelines is available on our website located at https://investor.leafly.com;
•each of the members of our Audit Committee qualified as an “audit committee financial expert” as defined by the SEC; and
•we have implemented a range of other corporate governance best practices.
The Board adopted corporate governance guidelines, which serves as a flexible framework within which our board of directors and its committees operate.

Board Leadership Structure and Role in Risk Oversight
In accordance with the Company’s bylaws, our Corporate Governance Guidelines provide that the Board may, in its discretion, elect a Chairperson of the Board from among the members of the Board. The Board has no policy mandating the separation of the offices of the Chairperson of the Board and the Chief Executive Officer and believes that it should maintain flexibility in determining a board leadership structure appropriate for us from time to time. However, our Corporate Governance Guidelines require that our Board appoint an independent Lead Director (the “Lead Independent Director”) whenever the Chairperson of the Board is not an independent director.
Our Board believes that we and our stockholders currently are best served by Michael Blue, who is not an independent director, serving as Chairman of our Board, considering his experience, expertise, knowledge of our business and operations, and strategic vision. As Chairman, Mr. Blue presides over meetings of the Board and holds such other powers and carries out such other duties as are customarily carried out by the chairperson of a board of directors.
Our independent directors appointed Peter Lee to serve as our Lead Independent Director. As Lead Independent Director, Mr. Lee presides over periodic executive sessions of our independent directors, collaborates with the Chairman on agendas, schedules, and materials for Board meetings, and performs such additional duties as our Board may otherwise determine and delegate.
Our Board believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our Board, independent Audit and Compensation Committees with significant authority and oversight, and sound corporate governance policies and practices.
Our Board oversees the risk management activities designed and implemented by our management. Our Board executes its oversight responsibility both directly and through its committees. Our Board is responsible for monitoring and assessing the Company’s strategic risk exposure. Our Audit Committee has the responsibility of providing oversight over cybersecurity risks, disaster recovery and privacy compliance as well as to consider and discuss our major financial risk exposures and the steps management takes to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Meetings and Committees of the Board
Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board, written consents in lieu of meetings, and its standing committees. The standing committees of our Board consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board may from time to time establish other committees.
In 2021, the Legacy Leafly Board of Directors met seven (7) times during the fiscal year ended December 31, 2021. The Legacy Leafly Board did not have any board committees. Each of the Legacy Leafly directors attended all meetings of the Legacy Leafly Board of Directors.
We expect our directors to attend all board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at stockholder meetings, we attempt to schedule meetings so that all directors can attend. All directors of Legacy Leafly attended 100% of the board meetings.
Audit Committee
Our Audit Committee is responsible for, among other things:
•the appointment, evaluation, compensation, retention and replacement of the Company’s independent auditors;
•assessing the independence, qualifications and performance of the Company’s independent auditors;
•overseeing the work of the independent auditors and establishing an understanding of the terms of the audit engagement and the overall audit strategy;
•reviewing and discussing with management and the independent auditors the Company’s critical accounting policies and practices, financial reporting processes and financial statements and other financial information and reports that may be included in the Company’s regulatory filings;
•preparing the report that the SEC requires in the Company’s annual proxy statement;

•reviewing the status of litigation matters, claims, assessments, commitments and contingent liabilities and their potential impact on the Company’s financial statements;
•providing oversight of management’s design and maintenance of the Company’s internal control over financial reporting and disclosure controls and procedures;
•reviewing and discussing with management and the independent auditors certain certifications and related disclosures made in the Company’s periodic reports about disclosure controls and procedures, internal control over financial reporting, and fraud;
•reviewing and assessing the annual internal audit plan;
•establishing clear hiring policies with respect to employees or former employees of the Company’s independent auditors;
•reviewing any significant risks or exposures and the Company’s policies and processes with respect to risk assessment and risk management;
•reviewing and assessing legal and regulatory matters; including reviewing and monitoring compliance with the Company’s code of business conduct and ethics;
•establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding financial controls, accounting, auditing or other matters;
•reviewing and approving or ratifying any related person transactions and other significant conflicts of interest, in each case in accordance with applicable Company policies, applicable law and exchange listing requirements;
•reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter; and.
•providing oversight of the Company’s risk management program relating to cybersecurity, and assessing the steps management has taken to monitor and control such risks
The Board appointed Cassandra Chandler, Blaise Judja-Sato and Alan Pickerill to serve on the Audit Committee, with Alan Pickerill serving as its Chair, each of whom meets the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the Nasdaq rules. Each member of our Audit Committee also meets the financial literacy requirements of Nasdaq listing standards.
Our Board adopted a written charter for the Audit Committee, which is available on our corporate website at https://investor.leafly.com.
Compensation Committee
Our Compensation Committee is responsible for, among other things:
•establishing and reviewing the objectives of the Company’s management compensation programs and its basic compensation policies and reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s executive officers;
•reviewing and approving any employment, compensation, benefit or severance agreement with any executive officer;
•evaluating at least annually the performance of the executive officers against corporate goals and objectives and, based on this evaluation, determining and approving the compensation for the executive officers, subject to any further Board action;
•determining and approving the compensation level (including any awards under compensation plans) for other members of senior management of the Company;
•reviewing, approving and recommending to the Board the adoption of any incentive compensation plan, employee retirement plan and other material employee benefit plan for employees or consultants of the Company and any modification of such plan;
•reviewing at least annually the Company’s compensation policies and practices for executives, management, management employees and employees generally to assess whether such policies and practices could lead to excessive risk taking behavior;
•assessing whether the work of any compensation consultant who has been engaged to make determinations or recommendations on the amount or form of executive or director compensation has raised any conflicts of interest and reviewing the engagement and the nature of any additional services provided by such compensation consultant, as well as all remuneration provided to such consultant;

•assessing the independence of compensation consultants, legal and other advisers to the committee;
•reviewing and discussing with management the “Compensation Discussion and Analysis” disclosure if required by SEC regulations and determining whether to recommend to the Board, as part of a report of the committee to the Board, that such disclosure be included in the Company’s Annual Report on Form 10-K and any proxy statement for the election of directors; and
•reporting committee findings and recommendations to the Board as well as any other matters deemed appropriate by the committee or requested by the Board.
The Board appointed Alan Pickerill, Blaise Judja-Sato and Peter Lee to serve on the Compensation Committee, with Blaise Judja-Sato serving as its Chair. Each member of the Compensation Committee meets the definition of “independent director” for purposes of serving on the Compensation Committee under the applicable Nasdaq rules and is a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).
The Compensation Committee has the authority, in its sole discretion, to retain or obtain advice from, oversee and terminate any compensation consultant, legal counsel or other adviser to the committee and to be directly responsible for the appointment, compensation and oversight of such adviser’s work. The Company will provide appropriate funding (as determined by the Compensation Committee) for the payment of reasonable compensation to any such adviser.
Our Board adopted a written charter for the Compensation Committee, which is available on our corporate website at https://investor.leafly.com.
Compensation Committee Interlocks and Insider Participation
No person who served on the Compensation Committee in the Company’s last completed fiscal year was at any time during fiscal year 2021, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our Board or member of our Compensation Committee. Peter Lee currently serves on the Compensation Committee and served as Merida’s President, Chief Financial Officer and Secretary until the closing of the Business Combination, but did not receive compensation for such service, other than reimbursement for out-of-pocket expenses incurred in connection with activities on Merida’s behalf.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among other things:
•recommending to the Board for approval, reviewing the effectiveness of, recommending modifications as appropriate to, and reviewing Company disclosures concerning: (a) the Company’s policies and procedures for identifying and screening Board nominee candidates; (b) the process and criteria (including experience, qualifications, attributes, diversity or skills in light of the Company’s business and structure) used to evaluate Board membership and director independence; and (c) any policies with regard to diversity on the Board;
•identifying and screening director candidates consistent with criteria approved by the Board, and recommending to the Board candidates for nomination for election or re-election by the shareholders;
•overseeing the Company’s policies and procedures with respect to the consideration of director candidates recommended by shareholders, including the submission of any proxy access nominees by shareholders;
•reviewing annually the relationships between directors, the Company and members of management and recommend to the Board whether each director qualifies as “independent” under the Board’s definition of “independence” and the applicable rules of the Nasdaq and the Company’s corporate governance guidelines;
•assessing the appropriateness of a director nominee who does not receive a “majority of votes cast” at an election of directors continuing to serve as a director and recommend to the Board the action to be taken with respect to any letter of resignation submitted by such director;
•assessing the appropriateness of a director continuing to serve on the Board upon a substantial change in the director’s principal occupation or business association from the position such director held when originally invited to join the Board, and recommend to the Board any action to be taken with respect thereto;
•assessing annually whether the composition of the Board as a whole reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity of background and experience and other desired qualities, and recommend any appropriate changes to the Board;

•reviewing the Board’s leadership structure in light of the specific characteristics or circumstances of the Company and recommend any changes to the Board for approval;
•reviewing periodically the committee structure of the Board and recommending to the Board the appointment of directors to Board committees and assignment of committee chairs;
•reviewing periodically the size of the Board and recommending to the Board any appropriate changes;
•coordinating with management to develop an appropriate director orientation program and identifying continuing education opportunities;
•coordinating and overseeing the annual self-evaluation of the role and performance of the Board, its committees, individual directors and management in the governance of the Company;
•periodically evaluating the qualifications and independence of each director on the Board and making any recommended changes in the composition of the Board or any of its committees;
•developing and recommending to the Board, reviewing the effectiveness of, and recommending modifications as appropriate to, the corporate governance guidelines of the Company and other governance policies of the Company;
•reviewing and addressing conflicts of interest of directors and executive officers, and the manner in which any such conflicts are to be monitored; and
•reporting regularly to the Board on Committee findings, recommendations and any other matters the Committee deems appropriate or the Board requests, and maintaining minutes or other records of Committee meetings and activities.
The Board appointed Cassandra Chandler, Michael Blue and Peter Lee to serve on the Nominating and Corporate Governance Committee, with Cassandra Chandler serving as its Chair. Cassandra Chandler and Peter Lee each meet the definition of “independent director” under the Nasdaq rules. Although Nasdaq rules generally require a listed company to have a nominating committee composed entirely of independent directors, the Board has determined that Mr. Blue’s membership on the Nominating and Corporate Governance Committee satisfies the standards set out in Nasdaq Rule 5605(e)(3) for non-independent committee members and is in the best interest of the Company and its stockholders due to Mr. Blue’s significant experience with Leafly and the cannabis industry.
Our Board adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at https://investor.leafly.com.
Hedging Policy
We have adopted an Insider Trading Policy that prohibits all of our directors, officers and employees from entering into hedging or pledging transactions or similar arrangements with respect to the Company’s securities, including puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds (excluding broad-based index funds), unless advance approval is obtained from the Company’s General Counsel. Additionally, a director, officer or employee may not hold Company securities in a margin account or pledge Company securities as collateral for a margin loan, unless advance approval is obtained from the Company’s General Counsel.
Code of Ethics and Business Conduct
We have adopted a code of ethics and business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available on our website at https://investor.leafly.com/. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We expect to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.
Stockholder Communications with the Board
Interested parties wishing to communicate with our non-management directors may do so by writing to the Board and mailing or emailing the correspondence to Leafly Holdings, Inc., 111 South Jackson Street, Suite 531, Seattle, Washington 98104 (Email: kimberly.boler@leafly.com), Attention: Kimberly Boler, General Counsel. Our General Counsel, in consultation with appropriate members of our Board, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for the Company’s named executive officers who are identified in the Summary Compensation Table below. This discussion contains forward-looking statements that are based on the Company’s current plans, considerations, expectations, and determinations regarding future compensation programs and related target milestones for the Company’s future results of operations.
Overview
We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as Leafly is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Leafly’s principal executive officer and its two other most highly compensated executive, whose total compensation for 2021 exceeded $100,000 and who were serving as executive officers as of December 31, 2021 or who would have been if they were serving as of December 31, 2021. We refer to these individuals as “named executive officers.”
We expect that the Company’s executive compensation program will evolve to reflect its status as a newly publicly traded company, while still supporting Leafly’s overall business and compensation objectives. Leafly recently retained an independent executive compensation consultant to help advise on the post-Closing executive compensation program.
2021 and 2020 Compensation of Named Executive Officers
Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program and compared against compensation in the market for similar positions. In general, we seek to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. Please see the “Salary” column in the Summary Compensation Table below for the base salary amounts paid to named executive officers for their services during the years presented.
In 2020, in response to challenges posed by COVID-19, the Legacy Leafly board of directors asked Legacy Leafly’s executive officers, among other Legacy Leafly employees, to forego a portion of their annual base salary. Reductions for our named executive officers ranged from 20% to 30% from March 27 to May 26, 2020. No alternative compensation was provided in lieu of this reduction in base salary.
Bonus
Historically, bonuses have been provided on a discretionary basis. Bonus compensation is designed to hold executives accountable and reward them for personal and business performance. Legacy Leafly offers an annual incentive program for its executive officers whereby they are eligible to receive target bonus payouts, of up to 50% for the CEO and 40% for other named executive officers, of their base salary, with the actual bonus awarded based on a number of factors, including each executive’s personal performance, Legacy Leafly’s performance, current market and business climate, and Legacy Leafly’s financial circumstances, as determined by the Legacy Leafly board of directors. For 2020, named executive officers could elect to receive their bonuses in the form of cash or stock options. Please see the “Bonus” and “Stock Awards” columns in the Summary Compensation Table, including the footnotes thereto, for bonuses earned by named executive officers for their performance during the years presented.
Option Awards
To further focus executive officers on long-term company performance, Legacy Leafly granted stock awards in the form of stock options. Stock options generally vested 25% on the first anniversary of the vesting commencement date and in 1/48th increments for each subsequent month of continuous employment, until the awards are fully vested after four years. Exceptions to this vesting schedule for awards granted with respect to the periods covered in this proxy statement are disclosed in the footnotes to the Summary Compensation Table. Under the terms of the stock option agreements, executive officers have the option of exercising stock options prior to vesting and receive restricted stock upon exercise, which is subject to the same vesting conditions applicable to the underlying stock options. Please see the “Option Awards” column in the Summary Compensation Table, including the footnotes thereto, for stock options granted to named executive officers for their performance during the years presented.
Option Award Repricing
During 2020, the Legacy Leafly board of directors approved a common stock option repricing program whereby certain previously granted and unexercised options held by current employees with exercise prices above $0.40 per share were repriced on a one-for-one basis to $0.36 per share, which represented the per share fair market value of the Legacy Leafly common stock as of the date of the repricing. The vesting terms of certain options were also modified from a liquidity-based performance condition to a time-based service condition. There was no other modification to the vesting schedule of the previously issued options. As a result, nearly two million unexercised options originally granted to purchase shares of Legacy Leafly common stock at prices ranging from $0.77 to $1.58 per share were repriced under this program.
Legacy Leafly treated the repricing as a modification of the original awards and calculated additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date. The repricing resulted in incremental stock-based compensation cost, including as shown below for our named executive officers.
Retirement Benefits
Legacy Leafly sponsored a defined contribution retirement plan for all eligible employees providing for voluntary contributions by eligible employees and matching contributions made by Legacy Leafly. Legacy Leafly’s discretionary employer contribution rate is equal to 100% of salary deferrals that do not exceed 1% of compensation plus 50% of salary deferrals between 1% and 6% of compensation.
Executive Employment Arrangements
Yoko Miyashita
Ms. Miyashita entered into an employment agreement with Legacy Leafly effective as of August 17, 2020 to serve as Legacy Leafly’s Chief Executive Officer on an at-will basis. The employment agreement provides for a base salary of $400,000 and a target annual bonus opportunity equal to 50% of her then base salary that may be awarded in cash and/or options at the discretion of the Legacy Leafly board of directors. Ms. Miyashita is eligible to participate in the employee benefit plans generally available to our employees and maintained by Legacy Leafly.
The employment agreement provides for the stock options described in the section entitled “Option Award Granted to Yoko Miyashita” below.
In the event that Ms. Miyashita incurs a “Qualifying Termination” (which is defined in the employment agreement as a termination by (a) the Company other than for “Cause”, death or “Disability” or (b) Ms. Miyashita for “Good Reason” (Disability as defined in the employment agreement, and Cause and Good Reason are defined below)) outside of a Change in Control Period, Ms. Miyashita is entitled to the following: (a) cash severance equal to 100% of Annual Base Salary, (b) reimbursement for COBRA premiums, grossed up for income taxation, for coverage up to 12 months, and (c)(i) if the Qualifying Termination occurs prior to first anniversary of Ms. Miyashita’s employment commencement date, for the Standard Option (as defined below) and any other time-based options, vesting of all options that would have vested over the 12-month period following the date of termination (and for avoidance of doubt, no share subject to any Milestone Option (as defined below) or Liquidity Event Option (as defined below) will accelerate), and (ii) if the Qualifying Event occurs on or after the first anniversary of Ms. Miyashita’s employment commencement date but prior to the second anniversary of such date, for the Standard Option and any other time-based options, vesting of all options that would have vested over the 12-month period following the date of termination (and for avoidance of doubt, no shares subject to any Milestone Option or Liquidity Event Option will accelerate).
In connection with the Business Combination, Ms. Miyashita’s employment agreement was amended to provide that any awards received by Ms. Miyashita under the Company’s earn out plan will remain outstanding and eligible to vest following a Qualifying Termination of Ms. Miyashita’s employment.
In the event that Ms. Miyashita incurs a “Qualifying Termination” during the Change in Control Period, Ms. Miyashita is entitled to the following: (a) cash severance equal to the sum of (i) 100% of Annual Base Salary, plus (ii) her target annual bonus; (b) reimbursement for COBRA premiums, grossed up for income taxation, for coverage up to 12 months; and (c) all equity awards will accelerate vesting in full, and for purposes of determining the number of shares that will vest pursuant to the foregoing with respect to any performance-based vesting equity award, the applicable performance criteria will be deemed to have attained at a 100% level.
Ms. Miyashita’s employment agreement was conditioned on her also entering into a Confidential Information and Inventions Agreement and Arbitration Agreement.
For these purposes, the “Change in Control Period” is the period beginning 90 days prior to and ending 12 months following the effective date of a Change in Control.
Ms. Miyashita’s employment agreement further provides that if any payments or benefits provided for under the employment agreement or otherwise payable to Ms. Miyashita are considered “excess parachute payments” under Section 280G of the Code, then such payments will be limited to the greatest amount that may be paid to the executive under Section 280G of the Code without causing any loss of deduction to the Company under such Code Section, but only if, by reason of such reduction, the “Net After Tax Benefit” to the executive will exceed the net after tax benefit if such reduction was not made.

Ms. Miyashita’s employment agreement defines “Good Reason” as Ms. Miyashita’s resignation within 30 days following the expiration of any Legacy Leafly cure period following the occurrence of one or more of the following, without Ms. Miyashita’s consent: (a) a material reduction of authority, duties or responsibilities; (b) a reduction of more than ten percent 10% by Legacy Leafly (or its successor) in base cash compensation as in effect immediately prior to such reduction, unless Legacy Leafly also similarly reduces the base cash compensation of all other senior executives of Legacy Leafly; (c) a material change in the geographic location of the primary work facility or location; provided, that a relocation of less than 25 miles from the then-present location will not be considered a material change in geographic location; (d) a material breach of Legacy Leafly of the employment agreement; (e) prior to a Change in Control, Ms. Miyashita no longer serving as a member of the board of directors (other than pursuant to voluntary resignation from the board of directors); or (f) following a Change in Control, the failure of Legacy Leafly to obtain the assumption of the material obligations of the employment agreement by any successor(s).
“Cause” is defined by Ms. Miyashita’s employment agreement as any of the following: (a) Ms. Miyashita’s failure to perform the assigned duties or responsibilities pursuant to the employment agreement (other than a failure resulting from Disability) after written notice thereof from Legacy Leafly describing Ms. Miyashita’s failure to perform such duties or responsibilities, and failure by Ms. Miyashita within 30 calendar days from the date of such written notice to remedy such performance failure; (b) engagement in any act of dishonesty, fraud, misrepresentation, embezzlement or other acts that are or would reasonably be expected to be injurious in a material respect to Legacy Leafly; (c) a violation of any federal or state law or regulation applicable to the business of Legacy Leafly or its affiliates; (d) a breach of any confidentiality agreement or invention assignment agreement between Ms. Miyashita and Legacy Leafly (or any affiliate of Legacy Leafly); (e) Ms. Miyashita being convicted of, or entering a plea of nolo contendere to, any crime (other than minor traffic violations) or any act of moral turpitude; (f) continuing gross negligence or gross misconduct after written notice thereof from Legacy Leafly describing the applicable conduct, and failure to cure, if curable, within 10 calendar days from the date of such written notice to remedy such conduct; or (g) a breach of any material term of the employment agreement, the Confidential Information Agreement or any other employment-related agreement between Ms. Miyashita and Legacy Leafly.
Option Award Granted to Yoko Miyashita
In May of 2021, Yoko Miyashita was awarded stock options to purchase 4,860,993 shares of Legacy Leafly common stock in connection with her promotion to CEO in 2020. On November 4, 2021, Legacy Leafly and Ms. Miyashita entered into an agreement to modify certain vesting provisions of such outstanding stock options as of immediately prior to the closing of the Business Combination. The vesting terms applied as of the closing of the Business Combination are as follows (the number of shares have been adjusted in connection with the Business Combination and such amounts, as adjusted, are reflected in the “Outstanding Equity Awards at Fiscal Year-End” table):
•A stock option to purchase 1,458,298 shares of Legacy Leafly common stock of which (a) 50% vested upon the closing of the Business Combination and (b) 50% will vest upon the earlier of (i) the Company’s achievement of a $1 billion market capitalization for any 20 days during a 30-day period on or before the fourth anniversary of the closing of the Business Combination (the “Market Cap Milestone”) or (ii) a Change in Control (as defined in the 2018 Plan (as defined below)); provided, in each case of clauses (i) and (ii), that Ms. Miyashita remains in Continuous Service until such time. We refer to this option as the “Liquidity Event Option.”
•A stock option to purchase 1,458,298 shares of Legacy Leafly common stock will vest upon the achievement of the milestones and in the amounts set forth below; provided that Ms. Miyashita remains in Continuous Service until such time:
•First Milestone Vesting Event: 50% of the total number of stock options will vest if the Company’s gross revenue (on a consolidated group basis) for the year ending December 31, 2022, as set forth in the Company’s audited income statement included in the Company’s annual report Form 10-K for the year ending December 31, 2022, filed with the SEC, equals or exceeds $65,000,000 (the “2022 Revenue Threshold”) (with a Prorata Amount (as defined below) vesting in the event that the Company’s gross revenue (on a consolidated group basis) for the year ending December 31, 2022 equals or exceeds 90% of the 2022 Revenue Threshold).
•Second Milestone Vesting Event: 50% of the total number of stock options will vest if the Company’s gross revenue (on a consolidated group basis) for the year ending December 31, 2023, as set forth in the Company’s audited income statement included in the Company’s annual report Form 10-K for the year ending December 31, 2023, filed with the SEC, equals or exceeds $101,000,000 (the “2023 Revenue Threshold”, and each of the 2022 Revenue Threshold and the 2023 Revenue Threshold, a “Revenue Threshold”) (with a Prorata Amount vesting in the event that the Company’s gross revenue (on a consolidated group basis) for the year ending December 31, 2023 equals or exceeds 90% of the 2023 Revenue Threshold).

•In the event the 2023 Revenue Threshold is achieved, any unvested portion of the stock option subject to the 2022 Revenue Threshold will fully vest. In the event the Market Cap Milestone is achieved, any unvested portion of the stock option subject to any Revenue Threshold will fully vest. The stock option subject to any Revenue Threshold will remain outstanding unless and until the last possible time that the 2023 Revenue Threshold can be achieved, the Market Cap Milestone can be achieved or a Change in Control may occur during the term of the stock option subject to any Revenue Threshold.
We refer to this option as the “Milestone Option.”
“Prorata Amount” will mean an amount equal to between 90% and 100%, inclusive, of the Milestone Option subject to the 2022 Revenue Threshold or 2023 Revenue Threshold, respectively, and will correspond to the 90% to 100% achievement of the applicable Revenue Threshold.
The date of vesting for the Milestone Option will be the earlier of (i) the date following the Company’s filing with the SEC of its Form 10-K for the applicable fiscal year in which the applicable Revenue Threshold was attained or, (ii) the date the Market Cap Milestone is achieved. All shares subject to the Milestone Option will vest immediately upon a Change in Control provided that Ms. Miyashita remains in Continuous Service until such time.
•A stock option to purchase 1,944,397 shares of Legacy Leafly common stock will vest according to the standard vesting schedule noted under “Option Awards” above, with a vesting start date of August 17, 2020, the date of Ms. Miyashita’s promotion. The vesting of this option does not accelerate upon an Initial Public Offering or Change in Control. We refer to this option as the “Standard Option.”
Kimberly Boler
Ms. Boler entered into an offer letter with Legacy Leafly dated August 31, 2021 to serve as Legacy Leafly’s General Counsel on an at-will basis, effective as of September 27, 2021 (the “Boler Offer Letter”). The Boler Offer Letter provides for a base salary of $375,000 and an annual bonus of up to 40% of her then base salary that may be awarded at Legacy Leafly’s discretion. Subject to approval of Legacy Leafly’s board of directors or the Company’s Board, as applicable, Ms. Boler will be eligible for a grant of stock options described in the section entitled “Option Awards Granted and Promised to Kimberly Boler” below. Ms. Boler also is eligible to participate in the employee benefit plans generally available to our employees and maintained by Legacy Leafly. Ms. Boler’s offer letter was conditioned on her entering into a Proprietary Information and Inventions Agreement and Arbitration Agreement.
Option Awards Granted and Promised to Kimberly Boler
The Boler Offer Letter provides for, subject to approval by Legacy Leafly’s board of directors or the Company’s Board, as applicable, and Ms. Boler’s continued employment with the Company, a grant of stock options to purchase the equivalent of 500,000 pre-closing shares of Legacy Leafly common stock under the 2018 Plan and the 2021 Plan, as applicable based on the date of grant. 350,000 shares of the option grant will vest according to the standard vesting schedule noted under “Option Awards” above, with a vesting start date of September 27, 2021, the start date of Ms. Boler’s employment. Of this 350,000, 155,433 had been granted as of the closing of the Business Combination. The remaining 150,000 shares of the overall option grant (collectively, the “Boler Milestone Grant”) had been granted as of the closing of the Business Combination (and such amounts, as adjusted, that were outstanding as of December 31, 2021, are reflected in the “Outstanding Equity Awards at Fiscal Year-End” table). The Boler Milestone Grant will vest as follows.
•50,000 shares of the option grant will vest upon the Company’s achievement of the Market Cap Milestone as defined in the section entitled “Option Award Granted to Yoko Miyashita” above.
•50,000 shares of the option grant will vest according to the terms noted under “First Milestone Vesting Event” in the section entitled “Option Award Granted to Yoko Miyashita” above, with a prorated number of stock options to vest in the event that the Company’s gross revenue for the year ending December 31, 2022 equals or exceeds 90% of the 2022 Revenue Threshold.
•50,000 shares of the option grant will vest according to the terms noted under “Second Milestone Vesting Event” in the section entitled “Option Award Granted to Yoko Miyashita” above, with a prorated number of stock options to vest in the event that the Company’s gross revenue for the year ending December 31, 2023 equals or exceeds 90% of the 2023 Revenue Threshold.
•In the event the 2023 Revenue Threshold is achieved, any unvested portion of the stock option subject to the 2022 Revenue Threshold will fully vest. In the event the Market Cap Milestone is achieved, any unvested portion of the stock option subject to any Revenue Threshold will fully vest. The stock option subject to any Revenue Threshold will remain outstanding unless and until the last possible time that the 2023 Revenue Threshold can be achieved, the Market Cap Milestone can be achieved or a Change in Control may occur during the term of the stock option subject to any Revenue Threshold.
The date of vesting for these 150,000 shares will be the earlier of (i) the date following the Company’s filing with the SEC of its Form 10-K for the applicable fiscal year in which the applicable Revenue Threshold was attained or, (ii) the date the Market Cap Milestone is achieved. All shares subject to the Boler Milestone Grant will vest immediately upon a Change in Control provided that Ms. Boler remains in Continuous Service until such time.
The Boler Offer Letter additionally provides that Ms. Boler will be provided with a lump sum allowance of $40,000 to assist with her relocation to Seattle, WA.
Suresh Krishnaswamy
Mr. Krishnaswamy entered into an offer letter with Legacy Leafly dated September 13, 2021 to serve as Legacy Leafly’s Chief Financial Officer on an at-will basis, effective as of September 20, 2021. The offer letter provides for a base salary of $375,000 and an annual bonus of up to 40% of his then base salary that may be awarded at Legacy Leafly’s discretion. Subject to approval of Legacy Leafly’s board of directors or the Company’s Board, as applicable, Mr. Krishnaswamy will be eligible for a grant of stock options described in the section entitled “Option Awards Granted and Promised to Suresh Krishnaswamy” below. Mr. Krishnaswamy also is eligible to participate in the employee benefit plans generally available to our employees and maintained by Legacy Leafly. Mr. Krishnaswamy’s offer letter was conditioned on his entering into a Proprietary Information and Inventions Agreement and Arbitration Agreement.
Option Awards Granted and Promised to Suresh Krishnaswamy
Mr. Krishnaswamy’s offer letter dated September 13, 2021, provides for, subject to approval by Legacy Leafly’s board of directors or the Company’s Board, as applicable, and Mr. Krishnaswamy’s continued employment with the Company, a grant of stock options to purchase the equivalent of 1,000,000 pre-closing shares of Legacy Leafly common stock under the 2018 Plan and the 2021 Plan, as applicable based on the date of grant. 700,000 shares of the option grant will vest according to the standard vesting schedule noted under “Option Awards” above, with a vesting start date of September 20, 2021, the start date of Mr. Krishnaswamy’s employment. Of this 700,000, 310,868 had been granted as of the closing of the Business Combination. The remaining 300,000 shares of the overall option grant (collectively, the “Krishnaswamy Milestone Grant”) had been granted as of the closing of the Business Combination (and such amounts, as adjusted, that were outstanding as of December 31, 2021, are reflected in the “Outstanding Equity Awards at Fiscal Year-End” table). The Krishnaswamy Milestone Grant will vest as follows.
•100,000 shares of the option grant will vest upon the Company’s achievement of the Market Cap Milestone as defined in the section entitled “Option Award Granted to Yoko Miyashita” above.
•100,000 shares of the option grant will vest according to the terms noted under “First Milestone Vesting Event” in the section entitled “Option Award Granted to Yoko Miyashita” above, with a prorated number of stock options to vest in the event that the Company’s gross revenue for the year ending December 31, 2022 equals or exceeds 90% of the 2022 Revenue Threshold.
•100,000 shares of the option grant will vest according to the terms noted under “Second Milestone Vesting Event” in the section entitled “Option Award Granted to Yoko Miyashita” above, with a prorated number of stock options to vest in the event that the Company’s gross revenue for the year ending December 31, 2023 equals or exceeds 90% of the 2023 Revenue Threshold.
•In the event the 2023 Revenue Threshold is achieved, any unvested portion of the stock option subject to the 2022 Revenue Threshold will fully vest. In the event the Market Cap Milestone is achieved, any unvested portion of the stock option subject to any Revenue Threshold will fully vest. The stock option subject to any Revenue Threshold will remain outstanding unless and until the last possible time that the 2023 Revenue Threshold can be achieved, the Market Cap Milestone can be achieved or a Change in Control may occur during the term of the stock option subject to any Revenue Threshold.
The date of vesting for these 300,000 shares will be the earlier of (i) the date following the Company’s filing with the SEC of its Form 10-K for the applicable fiscal year in which the applicable Revenue Threshold was attained or, (ii) the date the Market Cap Milestone is achieved. All shares subject to the Krishnaswamy Milestone Grant will vest immediately upon a Change in Control provided that Mr. Krishnaswamy remains in Continuous Service until such time.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Option Awards		All Other Compensation(3)	Total Compensation
Yoko Miyashita Chief Executive Officer	2021	$400,024	$246,000	$981,532	(4)	$28,650	$1,656,206
	2020	$380,023	$27,064	$36,030	(5)	$18,987	$462,104
Suresh Krishnaswamy Chief Financial Officer	2021	$101,565	$50,000	$914,870	(6)	$90,251	$1,156,686
Kimberly Boler General Counsel	2021	$90,626	$41,000	$457,433	(7)	$42,924	$631,983
(1)Amounts reported in this column comprise total annual salaries earned during fiscal years 2021 and 2020. The salary amounts for 2020 reflect the temporary reduction in base salary applicable to each of our named executive officers from March 27, 2020 until May 26, 2020, as further discussed above under “Salary.”
(2)Amounts reported for 2021 in this column comprise total annual bonuses earned in 2021 and paid in 2022 in cash. The amount reported for Ms. Miyashita in 2020 represents her total annual bonus earned in 2020, which she elected in 2021 to take in the form of immediately vested stock options to purchase 144,342 Legacy Leafly shares at an exercise price of $0.36 (representing 47,392 Leafly shares and an exercise price of $1.10 on a post-conversion basis using an exchange ratio of 0.3283). The grant date fair value of these options was $27,064, calculated in accordance with ASC Topic 718 using a Black-Scholes model with the following inputs: the fair value of Legacy Leafly’s common stock on the grant date of $0.36, which was calculated using a 409A third-party valuation; no dividends; volatility of 62%; a risk-free rate of 0.8%; and an expected life of 5.0 years.
(3)All Other Compensation comprises 401(k) plan matching contributions, cell phone allowance, health and welfare program premiums, and license, certification, and membership renewal fees, under programs that are available to substantially all our U.S.-based employees. In 2021, “All Other Compensation” (i) for Ms. Miyashita includes 401(k) plan matching contributions of $14,086 and health and welfare premiums of $11,145; (ii) for Mr. Krishnaswamy also reflects $87,588 paid by Legacy Leafly to a consulting firm which then paid $50,960 to Mr. Krishnaswamy for consulting services he provided to Legacy Leafly in 2021 prior to his hiring; and, (iii) for Ms. Boler reflects a $40,000 relocation allowance provided to Ms. Boler upon her hiring.
(4)This amount comprises: (i) $385,963 of grant date fair value of options to purchase 1,944,397 Legacy Leafly shares at an exercise price of $0.36 (representing 638,411 Leafly shares and an exercise price of $1.10 on a post-conversion basis using an exchange ratio of 0.3283) and standard time-based vesting and (ii) $595,569 of grant date fair value of options to purchase 2,916,596 Legacy Leafly shares at an exercise price of $0.36 (representing 957,617 Leafly shares and an exercise price of $1.10 on a post-conversion basis using an exchange ratio of 0.3283) that vest based on the occurrence of the Milestone Option and the Liquidity Event Option.
The grant date fair value of the standard time-based vesting options were calculated using a Black-Scholes model with inputs of: the fair value of Legacy Leafly’s common stock on the grant date of $0.36, which was calculated using a 409A third-party valuation; no dividends; volatility of 62%; a risk-free rate of 1.0%; and an expected life of 5.7 years.
The grant date fair value of the Milestone Option and Liquidity Event Option was also calculated using a Black-Scholes model with inputs of: the fair value of Legacy Leafly’s common stock on the grant date of $0.36, which was calculated using a 409A third-party valuation; no dividends; volatility of 61%; a risk-free rate of 1.1%; and an expected life of 6.3 years. The grant date fair value of half of this option was not expensed for accounting purposes in 2021 as it was not considered probable of vesting in 2021 due to ASC Topic 718 considering a liquidity event not probable until it occurs. This award was modified in November 2021 subject to shareholder approval of the Company’s previously announced mergers that were consummated on February 4, 2022, and was thus modified for accounting purposes effective in 2022.
(5)This amount comprises $36,030 of incremental fair value of options that were repriced in November of 2020, as discussed under “Option Award Repricing” above.
(6)This amount represents the grant date fair value of options granted to Mr. Krishnaswamy in connection with his hiring, including: (i) $128,381 of fair value of 100,000 Legacy Leafly shares with an exercise price of $2.71 (representing 32,833 Leafly shares and an exercise price of $8.25 on a post-conversion basis using an exchange ratio of 0.3283) and market capitalization vesting triggers, which were valued using a Monte-Carlo simulation model; (ii) $307,903 of fair value of 200,000 Legacy Leafly shares with an exercise price of $2.71 (representing 65,667 Leafly shares and an exercise price of $8.25 on a post-conversion basis using an exchange ratio of 0.3283) and revenue vesting triggers, which were valued using a Black-Scholes model; and (iii) $478,586 of fair value of 310,868 Legacy Leafly shares with an exercise price of $2.71 (representing 102,068 Leafly shares and an exercise price of $8.25 on a post-conversion basis using an exchange ratio of 0.3283) and standard time-based vesting, which were valued using a Black-Scholes model.
The grant date fair values of the options were calculated in accordance with ASC Topic 718. The inputs to each model were the same except for the volatility, life and risk-free interest rate of the award; the shared inputs were the fair value of Legacy Leafly’s common stock on the grant date of $2.71, which was calculated using a 409A third-party valuation, and no dividends, while the differing inputs were volatility of 68% for the 100,000 Legacy Leafly shares, 61% for the 200,000 Legacy Leafly shares, and 61% for the 310,868 Legacy Leafly shares; a risk-free rate of 1.0% for the 100,000 Legacy Leafly shares, 2.0% for the 200,000 Legacy Leafly shares, and 2.0% for the 310,868 Legacy Leafly shares; and an expected life of 6.1 years for the 100,000 Legacy Leafly shares, 5.9 years for the 200,000 Legacy Leafly shares, and 5.9 years for the 310,868 Legacy Leafly shares.
(7)This amount represents the grant date fair value of options granted to Ms. Boler in connection with her hiring, including: (i) $64,191 of fair value of 50,000 Legacy Leafly shares with an exercise price of $2.71 (representing 16,417 Leafly shares and an exercise price of $8.25 on a post-conversion basis using an exchange ratio of 0.3283) and market capitalization vesting triggers, which were valued using a Monte-Carlo simulation model; (ii) $153,951 of fair value of 100,000 Legacy Leafly shares with an exercise price of $2.71 (representing 32,833 Leafly shares and an exercise price of $8.25 on a post-conversion basis using an exchange ratio of 0.3283) and revenue vesting triggers, which were valued using a Black-Scholes model; and (iii) $239,291 of fair value of 155,433 Legacy Leafly shares with an exercise price of $2.71 (representing 51,034 Leafly shares and an exercise price of $8.25 on a post-conversion basis using an exchange ratio of 0.3283) and standard time-based vesting, which were valued using a Black-Scholes model.
The grant date fair values of the options were calculated in accordance with ASC Topic 718. The inputs to each model were the same except for the volatility, life and risk-free rate of the award; the shared inputs were the fair value of Legacy Leafly’s common stock on the grant date of $2.71, which was calculated using a 409A third-party valuation, and no dividends, while the differing inputs were volatility of 68% for the 50,000 Legacy Leafly shares, 61% for the 100,000 Legacy Leafly shares, and 61% for the 155,433 Legacy Leafly shares; a risk-free rate of 1.0% for the 50,000 Legacy Leafly shares, 2.0% for the 100,000 Legacy Leafly shares, and 2.0% for the 155,433 Legacy Leafly shares; and an expected life of 6.1 years for the 50,000 Legacy Leafly shares, 5.9 years for the 100,000 Legacy Leafly shares, and 5.9 years for the 155,433 Legacy Leafly shares.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers as of December 31, 2021.

Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)(8)	Option Expiration Date
Yoko Miyashita	4/16/20	3/27/20	29,757	(2)	—	(2)	1.22	4/15/30
	11/25/20	5/20/19	56,629	(3)	34,885	(3)	1.10	6/30/29
	5/4/21	4/1/21	47,392	(4)	—	(4)	1.10	5/3/31
	5/4/21	8/17/20	212,804	(3)	425,608	(3)	1.10	5/3/31
	5/4/21	8/17/20	—	(5)	478,809	(5)	1.10	5/3/31
	5/4/21	8/17/20	—	(6)	478,809	(6)	1.10	5/3/31
Suresh Krishnaswamy	10/27/21	9/20/21	—	(7)	98,500	(7)	8.25	10/26/31
	10/27/21	9/20/21	—	(3)	3,134	(3)	8.25	10/26/31
	11/1/21	9/20/21	—	(3)	98,935	(3)	8.25	10/31/31
Kimberly Boler	10/27/21	9/20/21	—	(7)	49,250	(7)	8.25	10/26/31
	10/27/21	9/20/21	—	(3)	1,566	(3)	8.25	10/26/31
	11/1/21	9/20/21	—	(3)	49,467	(3)	8.25	10/31/31

(1)Amount represents the number of securities underlying options that were held prior to the Closing of the Mergers, converted to options to purchase shares of Common Stock using an exchange ratio of 0.3283 upon Closing of the Mergers.
(2)This option vested 100% on the first anniversary of the vesting commencement date as the employee remained employed on that date.
(3)This option vests 25% on the first anniversary of the vesting commencement date and in 1/48 increments for each subsequent month of continuous employment.
(4)This option was vested upon grant.
(5)This is the Liquidity Event Option discussed under “Option Award Granted to Yoko Miyashita” above. In February 2022, 50% of this award vested.
(6)This is the Milestone Option discussed under “Option Award Granted to Yoko Miyashita” above.
(7)These grants are for the 300,000 options and 150,000 options (pre-merger, and 98,500 options and 49,250 options, respectively, post-conversion) discussed under “Option Awards Granted and Promised to Suresh Krishnaswamy” and “Option Awards Granted and Promised to Kimberly Boler,” respectively, above.
(8)Amount represents the exercise price of options that were held prior to the Closing of the Mergers, converted to options to purchase shares of Common Stock using an exchange ratio of 0.3283 upon Closing of the Mergers.
Director Compensation
During 2021, no Legacy Leafly directors received any compensation for service on the Board. For Board service in 2022 following the Business Combination, the Company compensates its Board, other than Ms. Miyashita, who is not compensated for her role on the Board, through a combination of cash and equity as outlined below:
•a one-time RSU grant valued at $150,000 for each Board member;
•an annual RSU grant valued at $50,000 for each Board member and $65,000 for the Board chair;
•an annual $45,000 cash retainer for each Board member and $75,000 for the Board chair;
•an annual cash committee chair retainer for each committee chair:
◦Audit: $30,000
◦Compensation: $20,000
◦Nominating and Corporate Governance: $15,000
•an annual cash committee member retainer for each committee member:
◦Audit: $20,000
◦Compensation: $12,000
◦Nominating and Corporate Governance: $10,000
The one-time RSUs granted to each Board member will vest over three years. The annual grants will vest over one year.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transactions Policy
The Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction or arrangement, or any series of transactions or arrangements in which the Company (or its direct and indirect subsidiaries and controlled entities) is to be a participant, whether or not the Company is a party, and a related party has a direct or indirect material interest in such transaction (unless clearly incidental in nature or it is determined in accordance with the related person transaction policy that such interest is immaterial in nature such that further review is not warranted), including without limitation sales, purchases or other transfers of real or personal property, use of property and equipment by lease or otherwise, services received or provided, the borrowing and lending of funds, guarantees of loans or other undertakings and the employment by the Company of an immediate family member of a related person or a change in the terms or conditions of employment of such an individual that is material to such individual.
In reviewing and approving any such transactions, the Audit Committee is tasked, in light of the relevant facts and circumstances whether the transaction is in, or not inconsistent with, the best interests of the Company, including, but not limited to, the position or relationship of the related person with the Company, materiality of the transaction, business purpose for and rationale of the transaction, whether the transaction is on terms comparable to those available on an arms-length basis or is on terms that the Company offers generally to persons who are not related persons, whether the transaction is in the ordinary course of business, the effect of the transaction on the

Company’s business and operations, potential for a conflict of interest, and overall fairness. All such approved transactions must be reviewed and approved or ratified by the Audit Committee, taking into account the foregoing considerations, during the next meeting of the Audit Committee, or sooner if determined to be necessary by the Company’s general counsel.
Officer Note
In March 2019, Legacy Leafly entered into the Officer Note in the amount of approximately $1,024,000 with an officer of Legacy Leafly. The Officer Note bore interest at 2.55%, compounded annually. The principal balance and accrued interest were due upon the earlier of (a) a liquidation event, (b) within ten or 180 days following the termination of the officer depending on nature of the termination, (c) immediately prior to Legacy Leafly’s registration of securities under Section 12 of the Exchange Act, as amended, or Legacy Leafly’s becoming subject to the reporting requirements of Section 15(d) of the Exchange Act, as amended, if the officer was determined to be an executive officer pursuant to Rule 3b-7 of the Exchange Act, as amended, or was otherwise at that time a member of Legacy Leafly’s board of directors, (d) the officer’s acceptance of or appointment to a position which would qualify the officer as an executive officer of Legacy Leafly, or (e) any other change in the officer’s status or Legacy Leafly’s status which would cause the Officer Note to be deemed a prohibited extension of credit by Legacy Leafly under Section 402 of the Sarbanes-Oxley Act of 2002 or other applicable law. The recourse promissory note was secured by approximately 1,330,000 shares of Common Stock.
Although the Officer Note was recourse to the individual, it was accounted for as nonrecourse since the recourse provision was not substantive. Accordingly, we accounted for the combination of the promissory note and restricted stock as a grant of an option, as the substance was similar to the grant of an option. The exercise price of this stock option was the principal and interest due on the promissory note. The fair value of the stock option was recognized over the requisite service period (not the term of the promissory note) through a charge to compensation cost. The maturity date of the promissory notes reflected the legal term of the stock option for purposes of valuing the award.
In August 2020, Legacy Leafly cancelled the Officer Note and associated accrued interest in exchange for the repurchase of approximately 1,505,000 unvested shares and approximately 424,000 vested shares, with an original exercise price of $0.77, at a price of $0.55 per share. Legacy Leafly recognized compensation cost of approximately $367,000 during 2020, which represents the excess of the repurchase price over the fair value of the repurchased stock on the repurchase date.
Privateer Holdings and Privateer Management
Leafly was a wholly owned subsidiary of Privateer Holdings until February 14, 2019, when Privateer Holdings effected a capital restructuring of Leafly and distributed its ownership in Leafly to its stockholders. In 2019, Leafly entered into a Corporate Services Agreement, as amended, with Privateer Management. Two individuals on Legacy Leafly’s board of directors are officers of Privateer Management, which therefore has been identified as a related party. Privateer Management provided managerial services, support services, administrative services, at times paid for employee health benefit and other expenses on behalf of Leafly, and at times Leafly paid for employee health and benefit expenses on behalf of Privateer Holdings, through March 31, 2021. During years ended December 31, 2021 and 2020, Leafly recorded approximately $0 and $1,205,000, respectively, for these services within general and administrative expenses in its consolidated statements of operations. As of December 31, 2021 and 2020, Leafly reported receivables of $0 and $263,000, respectively for employee health and benefits paid on behalf of Privateer Holdings. As of December 31, 2021 and 2020, Leafly owed approximately $0 and $580,000, respectively to Privateer Management for corporate services and expenses paid on its behalf in 2020 and prior.
Other
One of Leafly’s significant investors, Brendan Kennedy, is a member of the board of directors of Tilray, Inc., which is the parent company of High Park Holdings Ltd., a customer of Leafly, and therefore has been identified as a related party. During the years ended December 31, 2021 and 2020, Leafly recorded approximately $142,000 and $239,000, respectively, of revenue earned from contracts with this customer.
In June 2021, Mr. Kennedy purchased a Pre-Closing Convertible Promissory Note totaling $1,000,000. The note was issued as part of the existing series of 2021 Notes (see Note 10 of Leafly’s audited consolidated financial statements included in the Legacy Leafly 8-K) and were subject to the same interest rate, maturity, and conversion terms. This note converted to shares of Leafly common stock upon closing of the Business Combination in February 2022, along with the other 2021 Notes.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2021 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Members of the Audit Committee
Alan Pickerill Cassandra Chandler Blaise Judja-Sato
The foregoing report is not “soliciting material,” shall not be deemed “filed” and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, each as amended, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information known to the Company regarding the beneficial ownership of our Common Stock, that is owned as of May 31, 2022 by:
•each person known to the Company to be the beneficial owner of more than 5% of outstanding Common Stock;
•each of the Company’s named executive officers and directors; and
•all executive officers and directors of the Company as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
Unless otherwise noted in the footnotes to the following tables, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock and warrants.

Name of Beneficial Owners (2)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock (1)
5% Stockholders:
Merida Holdings LLC (3), (4)	6,189,864	13.50%
Peter Lee (3), (4)	6,189,864	13.50%
Brendan Kennedy (5)	4,229,121	9.80%
Michael Blue	2,927,772	6.80%
Christian Groh (6)	2,746,227	6.40%
Executive officers and directors of the Company:
Peter Lee (3), (4)	6,189,864	13.50%
Michael Blue	2,927,772	6.80%
Yoko Miyashita (7)	700,437	1.60%
Suresh Krishnaswamy (8)	1,000	*
Kimberly Boler (8)	1,000	*
Alan Pickerill	0	*
Cassandra Chandler	0	*
Blaise Judja-Sato	0	*
All directors and executive officers as a group (10 individuals)	10,283,616	21.8%
*    Indicates less than 1 percent.
(1)    The percentage of beneficial ownership of the Company is calculated based on 42,977,346 shares of Common Stock outstanding as of May 31, 2022. Where applicable, the percentage of beneficial ownership for each individual or entity also reflects Common Stock issuable upon exercise of Merida Holdings, LLC’s 3,018,262 Private Warrants held by the Sponsor, which have an exercise price of $11.50 per share, and upon exercise of stock awards that will vest (in the case of restricted stock units) or be exercisable (in the case of stock options) within 60 days after May 31, 2022.
(2)    Unless otherwise indicated, the business address of each of the individuals is c/o Leafly Holdings, Inc., 111 S. Jackson St. Suite 531 Seattle, WA 98104.
(3)    The business address of each of these parties is c/o Merida Merger Corp., 641 Lexington Avenue, 18th Floor, New York, NY 10022.
(4)    Represents securities held by Merida Holdings, LLC, of which each of Messrs. Lee, Baruchowitz, Monat and Nannetti is a managing member. Each individual has one vote, and the approval of three of the four managing members is required for approval of an action of the entity. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, no individual of the committee exercises voting or dispositive control over any of the securities held by such entity, even those in which he directly owns a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The 6,189,864 shown in the table reflects 3,018,262 Private Warrants discussed in note (1) to this table plus (i) 1,546,408 Sponsor Shares issued to the Sponsor prior to Merida's initial public offering (after reflecting the transfer of 30,803 Sponsor Shares pursuant to the Share Transfer, Non-Redemption and Forward Purchase Agreements and the 37,500 Sponsor Shares pursuant to the Convertible Note Purchase Agreement and the forfeiture of 13,000 Sponsor Shares pursuant to the Side Letter) and (ii) 1,625,194 Sponsor Shares subject to additional vesting conditions, as described elsewhere in this prospectus. This row does not reflect the potential cancellation of up to 26,000 Sponsor Shares on August 1, 2022, pursuant to the extension of the FPA agreements.
(5)    Includes (1) 4,097,602 shares of Common Stock held directly by Brendan Kennedy and (2) 131,519 shares of Common Stock held directly by Cavendish Privateers LLC. Mr. Kennedy is the sole member of Cavendish

Privateers LLC and has sole voting and investment power with respect to the shares held by Cavendish Privateers LLC.
(6)    Includes 270,227 shares owned by Mr. Groh’s wife, for which he disclaims beneficial ownership, and 8,208 fully vested options to purchase Common Stock at an exercise price of $1.10 per share.
(7)    Includes (i) 23,402 shares of Common Stock, (ii) 437,631 shares subject to stock options that are fully vested or vest within 60 days (excluding those in (iii)), and (iii) 239,404 shares subject to stock options that vested immediately upon closing of the Mergers, as discussed in the section titled “Executive Compensation — Option Award Granted to Yoko Miyashita.”
(8)    Represents RSUs that were promised to Mr. Krishnaswamy and Ms. Boler, which will be immediately vested upon grant, which is anticipated to occur within 60 days, subject to approval of the awards by the Leafly board of directors.
OTHER MATTERS
As of the date of this Proxy Statement, the Board does not know of any matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.
PROPOSALS BY OUR STOCKHOLDERS
Stockholder proposals intended for inclusion in next year’s proxy statement under Rule 14a-8 of the Exchange Act should be sent to our principal executive offices and must be received no later than the close of business on February 1, 2023. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials. For detailed eligibility requirements for submitting a shareholder proposal, including a phase-in period for the recently amended eligibility thresholds, see Rule 14a-8(b).
Additionally, our bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our corporate secretary of this proposal in writing not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Accordingly, for our 2023 annual meeting of stockholders, any notification must be made no earlier than March 15, 2023 and no later than April 14, 2023. If the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, then notice must be received not later than the 90 days prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.
In addition to satisfying the foregoing requirements under our bylaws with respect to advance notice of any nomination, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2023 annual meeting of stockholders in accordance with Exchange Act Rule 14a-19 must provide notice to our principal executive offices no later than May 14, 2023. Any such notice of intent to solicit proxies must comply with all the requirements of SEC Rule 14a-19.
AVAILABLE INFORMATION
Upon written request we will mail, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Amendment No. 1 to our Current Report on Form 8-K reporting 2021 financial information for Legacy Leafly, including the financial statements and list of exhibits and any exhibit specifically requested. Requests should be sent to:
Leafly Holdings, Inc.
Attention: Kimberly Boler, General Counsel
Leafly Holdings, Inc., 111 South Jackson Street, Suite 531, Seattle, Washington 98104
Email: kimberly.boler@leafly.com
The annual report is also available on our investor relations website, which is located at https://investor.leafly.com/. References to website addresses in this proxy statement are not intended to function as hyperlinks and, except as specified herein, the information contained on, or that can be accessed through, such websites is not part of this proxy statement.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 07/12/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees

	For	Withhold
1a. Yoko Miyashita	☐	☐
1b. Alan Pickerill	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of Marcum LLP as the Independent Auditors.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and AR/10K are available at www.proxyvote.com

LEAFLY HOLDINGS, INC.
Annual Meeting of Stockholders
July 13, 2022 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kimberly Boler and Yoko Miyashita, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of LEAFLY HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time on July 13, 2022, virtually at www.virtualshareholdermeeting.com/LFLY2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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